News Release	EXHIBIT 99
For further information contact: Geralyn DeBusk Halliburton Investor Relations 972-458-8000

Dave & Buster’s, Inc. Reports Record Quarterly

Adjusted EBITDA of $39.7 Million

DALLAS—June 12, 2012—Dave & Buster's, Inc., a leading operator of high volume entertainment/dining complexes, today announced results for its first quarter ended April 29, 2012.

Total revenues increased 10% to $163.5 million in the first quarter of 2012, compared to $148.6 million in the first quarter of 2011. The year-over-year revenue increase was primarily driven by a $16.1 million increase in revenues from non-comparable stores. Revenues at our comparable stores were essentially flat compared to the first quarter of 2011. Across all stores, Food and Beverage revenues increased $4.9 million or 6.6% and Amusements and Other revenues increased $10 million or 13.4% compared to the first quarter of 2011.

Adjusted EBITDA increased 18.0% to $39.7 million in the first quarter of 2012 versus $33.6 million in the first quarter of fiscal 2011.

“We achieved record Adjusted EBITDA results, primarily fueled by the stores we opened in 2011 and early 2012,” said Steve King CEO of Dave & Buster's. “While the exceptionally mild winter across the country hurt our comparable store sales, our margin enhancing initiatives enabled us to deliver exceptional results.”

Non-GAAP Financial Measures

A reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

The Company will hold a conference call to discuss first quarter results on Tuesday, June 12, 2012, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). To participate in the conference call please dial (877) 317-6789 a few minutes before call start time and reference “The Dave & Buster’s Conference Call” (conference ID# 10015030). Canadian callers should dial (866) 605-3852; callers from all other international locations should dial 1 (412) 317-6789 to participate in the call. Additionally, a live and archived webcast of the conference call will be available on the Company's website, www.daveandbusters.com.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster’s is the premier national owner and operator of high-volume venues that offer interactive entertainment options for adults and families, such as skill/sports-oriented redemption games and technologically advanced video and simulation games, combined with a full menu of high quality food and beverages. Dave & Buster’s currently owns and operates 59 stores in 25 states and Canada. For additional information on Dave & Buster’s, please visit www.daveandbusters.com.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.

DAVE & BUSTER’S, INC.

Condensed Consolidated Balance Sheets

(in thousands)

ASSETS	April 29, 2012	January 29, 2012
	(unaudited)	(audited)
Current assets:

Cash and cash equivalents	$58,860	$33,684
Other current assets	38,463	41,310

Total current assets	$97,323	$74,994

Property and equipment, net	313,720	323,342

Intangible and other assets, net	379,670	380,326

Total assets	$790,713	$778,662

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$87,618	$86,643

Other long-term liabilities	104,975	104,987

Long-term debt, less current liabilities, net unamortized discount	344,889	345,167

Stockholders' equity	253,231	241,865

Total liabilities and stockholders' equity	$790,713	$778,662

DAVE & BUSTER’S, INC.

Consolidated Statements of Operations

(dollars in thousands)

(unaudited)

	13 Weeks Ended		13 Weeks Ended
	April 29, 2012		May 1, 2011

Food and beverage revenues	$79,144	48.4%	$74,262	50.0%
Amusement and other revenues	84,330	51.6%	74,341	50.0%
Total revenues	163,474	100.0%	148,603	100.0%

Cost of products	30,954	18.9%	28,299	19.0%
Store operating expenses	85,491	52.3%	79,371	53.5%
General and administrative expenses	9,017	5.5%	8,811	5.9%
Depreciation and amortization	14,795	9.1%	13,070	8.8%
Pre-opening costs	150	0.1%	740	0.5%
Total operating expenses	140,407	85.9%	130,291	87.7%

Operating income	23,067	14.1%	18,312	12.3%
Interest expense, net	8,342	5.1%	8,243	5.5%

Income before income tax provision	14,725	9.0%	10,069	6.8%
Income tax provision	3,741	2.3%	3,351	2.3%
Net income	$10,984	6.7%	$6,718	4.5%

Other information:
Company-owned and operated stores open at end of period (1)	59		57

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended	13 Weeks Ended
	April 29, 2012	May 1, 2011

Total net income	$10,984	$6,718
Add back: Interest expense, net	8,342	8,243
Income tax provision	3,741	3,351
Depreciation and amortization	14,795	13,070
EBITDA	37,862	31,382
Add back: Loss on asset disposal	336	428
Share-based compensation	292	360
Currency transaction gain	(47)	(195)
Pre-opening costs	150	740
Reimbursement of affiliate expenses	201	65
Deferred amusement revenue and ticket
redemption liability adjustments	779	618
Transaction and other costs	101	237
Adjusted EBITDA (2)	$39,674	$33,635

NOTE

(1) The store count as of May 1, 2011, includes a store in Dallas, Texas, which was permanently closed on May 2, 2011.

(2) EBITDA, a non-GAAP measure, is defined as net income (loss) before income tax provision (benefit), interest expense (net) and depreciation and amortization. Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA plus (gain) loss on asset disposal, share-based compensation expense, pre-opening costs, reimbursement of affiliate expenses, and other non-cash or non-recurring charges. The company believes that EBITDA and Adjusted EBITDA (collectively, “EBITDA – Based Measures”) provide useful information to debt holders regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that the EBITDA – Based Measures are used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to “Consolidated EBITDA” as defined in our senior secured credit facility and indentures relating to the Company’s senior notes. Neither of the EBITDA – Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. EBITDA and Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.